Exhibit 99.3

AVION OWNER, LLC

FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2026

(UNAUDITED)

AVION OWNER, LLC

FOR THE SIX MONTHS ENDED JUNE 30, 2026

TABLE OF CONTENTS

Page(s)

FINANCIAL STATEMENTS (UNAUDITED)
Statements of Financial Condition	1
Statements of Operations	2
Statements of Changes in Members' Equity	3
Statements of Cash Flows	4
Notes to Financial Statements	5-9

AVION OWNER, LLC

STATEMENTS OF FINANCIAL CONDITION

AS OF JUNE 30, 2026, AND DECEMBER 31, 2025

(Amounts in U.S. Dollars)

	June 30, 2026 (Unaudited)	December 31, 2025
ASSETS
Real estate property, net of accumulated depreciation of $12,404,480 and $11,049,960 respectively	$67,656,975	$69,011,496
Restricted cash	2,436,891	3,742,843
Cash and cash equivalents	397,370	420,536
Prepaid expenses	101,414	231,619
Accounts receivable	4,461	5,706
Other receivable	90,041	114,514
Other assets	58,700	58,700
TOTAL ASSETS	$70,745,852	$73,585,414

LIABILITIES AND MEMBERS' EQUITY
Notes and mortgage payable, net of deferred financing costs of $301 and $54,245, respectively	$62,549,699	$62,495,454
Accounts payable and accrued expenses	588,197	647,878
Taxes payable	720,377	1,502,000
Other liabilities	111,169	196,098
TOTAL LIABILITIES	$63,969,442	$64,841,430

MEMBERS’ EQUITY	6,776,410	8,743,984

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$70,745,852	$73,585,414

See notes to financial statements

AVION OWNER, LLC

STATEMENTS OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2026 AND 2025 (UNAUDITED)

(Amounts in U.S. Dollars)

	For the Six Months Ended June 30, 2026	For the Six Months Ended June 30, 2025
INCOME
Rental revenue	$3,171,537	$3,273,379
Other operating revenue	140,399	188,952
Tenants reimbursement income	184,450	159,373
Insurance proceeds	61,359	9,319
Interest income	-	744,123
TOTAL INCOME	3,557,745	4,375,146

EXPENSES
General and administrative expenses	231,397	235,159
Operating expenses	842,855	855,969
Tax expenses	674,868	763,064
Renovation expenses	179,240	307,640
Depreciation and amortization	1,354,520	1,348,500
TOTAL EXPENSES	3,282,880	3,510,332

OPERATING INCOME	274,865	864,814

OTHER INCOME (EXPENSE)
Interest and debt expenses	(2,242,439)	(3,074,208)
Unrealized gain/(loss) on interest rate cap	-	(223,521)
Net loss before income taxes	(1,967,574)	(2,432,915)

Income taxes	-	-

NET LOSS	$(1,967,574)	$(2,432,915)

See notes to financial statements

AVION OWNER, LLC

STATEMENTS OF CHANGES IN MEMBERS' EQUITY

FOR THE SIX MONTHS ENDED, JUNE 30, 2026 (UNAUDITED) AND THE YEAR ENDED DECEMBER 31, 2025

(Amounts in U.S. Dollars)

	Managing Member	Member	Total
BALANCE, JANUARY 01, 2025	$1,094,901	$9,405,420	$10,500,321
Capital contributions	300,000	2,700,000	3,000,000
Capital distributions	-	-	-
Pro-rata allocation of net loss	(493,396)	(4,262,941)	(4,756,337)
BALANCE, DECEMBER 31, 2025	$901,505	$7,842,479	$8,743,984

Capital contributions	-	-	-
Capital distributions	-	-	-
Pro-rata allocation of net loss	(204,105)	(1,763,469)	(1,967,574)
BALANCE, JUNE 30, 2026	$697,400	$6,079,010	$6,776,410

See notes to financial statements

AVION OWNER, LLC

STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2026 AND THE YEAR ENDED DECEMBER 31, 2025

(Amounts in U.S. Dollars)

	For the Six Months Ended June 30, 2026 (Unaudited)	For the Year Ended December 31, 2025
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,967,574)	$(4,756,337)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expenses	1,354,520	2,706,254
Unrealized (gain)/loss on interest rate cap assets	-	250,000
Amortization of deferred financing costs	54,245	92,606
Bad debt expense	20,906	21,120
Change in operating assets and liabilities:
Accounts receivables	(19,661)	(26,826)
Other receivable	24,473	(54,514)
Other assets	-	175,160
Prepaid expenses	130,205	130,001
Accounts payable and accrued expenses	(59,681)	88,142
Taxes payable	(781,623)	61,374
Other liabilities	(84,928)	(74,666)
Net cash used in operating activities	(1,329,118)	(1,387,686)

CASH FLOWS FROM INVESTING ACTIVITIES:
Costs incurred for building improvements	-	(80,413)
Net cash used in investing activities	-	(80,413)

CASH FLOWS FROM FINANCING ACTIVITIES:
Contributions from Members	-	2,940,000
Principal repayment of mortgage	-	(250,000)
Purchase of interest rate cap	-	(250,000)
Deferred financing cost	-	(147,150)
Net cash provided by financing activities	-	2,292,850

Net increase (decrease) in Cash and cash equivalents and Restricted cash	(1,329,118)	824,751

Cash and cash equivalents and Restricted cash at the beginning of the year	4,163,379	3,338,628

Cash and cash equivalents and Restricted cash at the end of the year	2,834,261	4,163,379

Cash and restricted cash reported in the statement of financial condition:
Cash	397,370	420,536
Restricted Cash	2,436,891	3,742,843
Total cash and restricted cash reported in the statement of cash flows:	2,834,261	4,163,379

SUPPLEMENTAL INFORMATION
Cash paid for interest	$2,207,046	$5,399,168
Supplemental disclosures of noncash activities
Contribution received	$-	$-

See notes to the financial statements

AVION OWNER, LLC

(A Delaware Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS

For the six months ended June 30, 2026

(Unaudited)

1.	Organization

Avion Owner, LLC (A Delaware Limited Liability Company), (“the Company”), was formed on November 18, 2021. The Company was formed by InterCapital Group (“Sponsor”, “Managing Members”, or “GP”) and YS ITC REQ I LLC (“Member”) via Avion JV, LLC, its sole member, to acquire Sevona Avion, a 344-unit, Class-A apartment complex built in 2012. Amenities at the property include outdoor pool, cabanas, grilling stations fitness center, dog park, and business center. The Member and Sponsor acquired the property with the business plan to perform renovations to unit interiors and common areas to garner rental premiums, ultimately increasing net investment income at the property. Property and construction management services are provided by Dayrise Residential LLC (Dayrise), an affiliate of the Sponsor. The Company shall continue in perpetuity until the liquidation and dissolution of the Company pursuant to its limited liability agreement.

2.	Basis of Presentation and Significant Accounting Policies

Basis of Presentation

The financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”), which require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the reporting periods and reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Rental Property

Rental property is carried at cost, net of accumulated depreciation and amortization. Betterments, major renovations and certain costs directly related to the improvement of rental property are capitalized. Maintenance and repair expenses are charged to expenses as incurred.

Depreciation is recognized using straight-line method for financial reporting purposes.

		June 30, 2026	December 31, 2025
	Description	Sevona Avion, 344- unit, Class -A multifamily property Fort Worth, TX
	Date of Construction	2012
	Date Acquired	10/2021
	Life on which depreciation in statement of operations is computed	5 years for furniture and fixtures, 15 years for land improvements and 30 years for building
	Mortgage Loan Principal Outstanding	62,550,000	62,550,000
Gross amount at which carried in the statement of financial condition	Land	7,262,570	7,262,570
	Land improvements	2,258,421	2,258,421
	Buildings and Improvements	69,297,685	69,297,685
	Furniture, fixtures and equipment	1,242,780	1,242,780
	Total	80,061,456	80,061,456
	Accumulated depreciation and amortization	(12,404,480)	(11,049,960)

Rental property is reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment exists when the carrying amount of an asset exceeds the aggregate projected future cash flows over the anticipated holding period on an undiscounted basis. The impairment loss is measured based on the excess of the rental property’s carrying amount over its undiscounted cash flows and the terminal value. Impairment analyses are based on current plans, intended holding periods and available market information at the time the analyses are prepared. If our estimates of the projected future cash flows, anticipated holding periods, or market conditions change, our evaluation of impairment losses may be different and such differences could be material to the financial statements. The evaluation of anticipated cash flows is subjective and is based, in part, on assumptions regarding future occupancy, rental rates and capital requirements that could differ materially from actual results. Plans to hold properties over longer periods decrease the likelihood of recording impairment losses. Management believes that there are no indications that suggest the rental property should be impaired as of both June 30, 2026 and December 31, 2025.

AVION OWNER, LLC

(A Delaware Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS

For the six months ended June 30, 2026

(Unaudited)

Cash and Cash Equivalents

Cash and cash equivalents include cash and highly liquid investments purchased with an original maturity of three months or less. The carrying amount of these investments approximates fair value. The Company held cash in the amount of $397,370 and $420,536 as of June 30, 2026 and December 31, 2025, respectively.

Restricted Cash

The restricted cash includes balances in escrow accounts maintained with mortgage lender for the purpose of tax payments, insurance payments, replacement reserve, repairs reserve and interest reserve pursuant to the mortgage loan agreement. The Company held restricted cash in the amount of $2,436,891 and $3,742,843 as of June 30, 2026 and December 31, 2025, respectively.

Accounts receivable

Accounts receivable consists of rent due from tenants. The Company maintains an allowance for doubtful accounts for estimated losses resulting from the inability of tenants to make required payments under the lease agreements. Management exercises judgment in establishing these allowances and considers payment history and current credit status in developing these estimates. As of both June 30, 2026 and December 31, 2025, the allowance for doubtful accounts is $0.

Derivative Instruments and Hedging Activities

The Company managed market risk on its variable rate debt by entering an interest rate cap agreement to limit interest rate risk on debt for varying periods through debt maturity. The interest rate caps have been accounted for as derivative instruments and, pursuant to Financial Accounting Standards Board Accounting Standards Codification (“ASC”) Topic 815, Derivatives and Hedging, are recorded on the balance sheets at fair value. The Company’s caps were not designated as a hedge, therefore changes in the fair value are recognized in earnings.

Deferred Financing Costs Related to Mortgage Note Payable

Deferred financing costs related to mortgage note payable consists of fees and direct costs incurred in obtaining such financing. These costs are presented as a reduction of our mortgage note payable liability and are amortized based upon the effective yield method using an imputed interest rate over the terms of the loan agreement as component of “interest and debt expense”. The amortization of $146,851 and $92,606 for the period and year ended June 30, 2026 and December 31, 2025 respectively, are presented as a component of interest and debt expenses.

Revenue Recognition

The Company leases multi-family apartment units to tenants through operating leases expiring over the next 12 months. The leases require fixed minimum monthly payments over the terms of the lease and charges for ancillary services provided by the property. Rental revenue includes base rents that each tenant pays in accordance with the terms of its respective lease and is reported on a straight-line basis over the non-cancellable term of the lease. Tenant reimbursement income includes revenue arising from tenant leases which provide for the recovery of all or a portion of the operating expenses, such as electricity, water, pet, trash, and monthly statement fees of the property. This revenue is earned in the same period as the expenses are incurred. Interest income includes the cash inflows from interest rate caps.

AVION OWNER, LLC

(A Delaware Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS

For the six months ended June 30, 2026

(Unaudited)

Income Taxes

The Company operates as a limited liability company and is taxed as a partnership. As such, the Company is not subject to income taxes. Rather, all items of taxable income, deductions and tax credits are passed through to and are reported by its owners on their respective income tax returns. The Company files U.S. federal and state partnership tax returns which generally remain open to examination by Federal taxing authorities for a period of three years. The Company has no federal or state tax examinations in  process as of June 30, 2026.

The Company follows the guidance in the ASC topic related to Uncertainty in Income Taxes which prescribes a comprehensive model for recognizing, measuring, presenting, and disclosing in the financial statements uncertain tax positions that the Company has taken or expects to take in its income tax returns. Management believes that it has appropriate support for the positions taken on the Company’s tax returns.

3.	Related Party Transactions

The Company has entered into the following transactions with related parties for the period ended June 30, 2026.

Related party name	Nature of relationship	Description of service	Computation Mechanism	Amount incurred ($)
Dayrise residential, LLC (“Dayrise”) (InterCapital Group)	Affiliate/Property Manager	Management fee; including in “operating expenses”	2.5% of Gross income from operations, maximum limit of 3%	104,303
InterCapital Group	Affiliate/Managing Member	Asset Management fee; included in “operating expenses”	1% of total revenue	34,768

The Company has entered into the following transactions with related parties for the period ended June 30, 2025.

Related party name	Nature of relationship	Description of service	Computation Mechanism	Amount incurred ($)
Dayrise residential, LLC (“Dayrise”) (InterCapital Group)	Affiliate/Property Manager	Management fee; including in “operating expenses”	2.5% of Gross income from operations, maximum limit of 3%	108,718
InterCapital Group	Affiliate/Managing Member	Asset Management fee; included in “operating expenses”	1% of total revenue	35,028

Additionally, per the management agreement, Dayrise performs construction management services with respect to capital improvements and/or repairs or casualty/insurance repairs at the property. Dayrise will be paid a fee equal to five percent (5%) of the costs actually incurred and expressly set forth in a construction budget for these services approved by Willow Wealth in writing in advance. The management fees incurred and paid for the period ended June 30, 2026 and the year ended December 31, 2025 were $2,693 and $9,571 respectively.

4.	Mortgage Loan Payable

On December 10, 2021, the Company obtained a $62,800,000 mortgage secured by the property. On February 26, 2025, the maturity date was extended to July 1, 2026. Prior to July 1, 2023, the mortgage bore interest rate at the adjustable-rate mortgage (ARM) based on LIBOR on U.S. Dollar deposits for a 30 day period as published by Reuters plus 3.15% margin spread. Beginning July 1, 2023, the mortgage ARM is based on the overnight daily Secured Overnight Financing Rate (SOFR) averaged and compounded for the previous 30 days (in arrears) plus .11448% margin spread. Interest-only payments are due monthly until maturity. For the period and year ended June 30, 2026 and December 31, 2025, interest of $2,242,440 and $4,754,499, respectively, has been incurred. At June 30, 2026 and December 31, 2025, interest of $369,658 and $388,510, respectively remains payable and is included in accounts payable and accrued expenses on the consolidated statement of financial condition. Pursuant to the loan, certain covenants restrict the sale of assets and limit future borrowings. The Company is in compliance with all the covenants set out in the mortgage loan agreement. The cap on this mortgage loan expired on January 01, 2025 and a new interest rate cap was entered into on January 2, 2025 with an expiration of July 1, 2026. See Note 5, Interest Rate Caps for more details.

AVION OWNER, LLC

(A Delaware Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS

For the six months ended June 30, 2026

(Unaudited)

5.	Interest Rate Caps

The Company managed market risk on its variable rate debt by entering an interest rate to limit interest rate risk on the debt. The interest rate caps are accounted for as a derivative instrument and, pursuant to ASC Topic 815, Derivatives and Hedging is recorded on the balance sheet at fair value.

As of June 30, 2026 and December 31, 2025, the Company had interest rate caps with an aggregate notional amount of $62,550,000 and that was not designated as a hedge. For the period and year ended June 30, 2026, and December 31, 2025, the Company has recognized unrealized gain/(loss) of ($0) and ($250,000), respectively, from the recognition of interest rate caps at fair value. The table below provides additional details on the Company’s interest rate caps.

As of:	Notional amount ($)	Carrying amount ($)	Unrealized gain/(loss) ($)
June 30, 2026	62,550,000	-	-
December 31, 2025	62,550,000	-	(250,000)

6.	Commitments and Contingencies

Insurance

The Company has commercial general liability coverage on the property, with limits of liability customary within the industry. The Company believes the policy specifications and insured limits are adequate given the relative risk of loss, the cost of the coverage and, in consultation with our insurance advisors, the Company believes the Property is adequately insured.

Other Commitments and Contingencies

There are no other significant commitments and contingencies.

7.	Concentration

Cash

The Company's cash and restricted cash are maintained at financial institutions which, at times, may exceed federally insured limits. The Company has not experienced any losses on such accounts and management believes the credit risk to be minimal.

Geographic area

The Company's operations are concentrated in one region, which exposes the Company to potential losses and unforeseen economic conditions that could have an adverse effect on its operation.

8.	Subsequent Events

AVION OWNER, LLC

(A Delaware Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS

For the six months ended June 30, 2026

(Unaudited)

On July 1, 2026, the Company sold its limited partnership interest in Sevona Avion (the “Property”) to a third-party buyer for a gross sale price of approximately $67,000,000 and the outstanding mortgage on the property was paid off in full.

Company has evaluated subsequent events through September 25, 2026, the date these financial statements were available to be issued and has determined that there are no additional subsequent events to disclose.

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